Exhibit 99.1

PHOENIX, Ariz. – July 26, 2006 – The Inventure Group, Inc. (Nasdaq: SNAK) is pleased to announce the appointment of Mr. Bryce Edmonson as a Director and member of the Audit Committee.  The Company also announced that Mr. Ashton D. Asensio has been named Chairman of the Audit Committee, replacing Mr. Phil Giltner, who resigned from the Board and Audit Committee for personal reasons.  All Board and Committee changes are effective July 25, 2006.

Mr. Edmonson is a highly experienced consumer products leader who delivered dramatic growth for Del Monte Fresh Produce while running its North American business as Senior Vice President.  Between 1995 and 2004, Bryce grew Del Monte Fresh Produce’s North American revenue and profitability an average of 20% annually.  He also led the launch of the Del Monte Gold Pineapple in 1996 that revolutionized the category by doubling retailer profit margins and increasing unit sales by more than 150%.  He was also instrumental in the launch of the Del Monte fresh cut fruit business, achieving more than $100 million in revenue within three years of its launch.

In addition to 18 years with Del Monte Fresh Products, Bryce worked with Chiquita Brands Co. and owned a seafood export company in Latin America.  Mr. Edmonson is currently a food industry consultant working with a variety of high growth consumer product companies.

“Mr. Edmonson’s significant consumer products experience and exceptional track record of results is welcomed by the Board of Directors.  We expect he will add great value to the operating units of the business as well as to the audit committee,” commented Larry R. Polhill, Chairman of the Board of Directors.

Mr. Ashton D. Asensio, a Director and member of the Audit Committee, has been elected Chairman of the Audit Committee.  Mr. Edmonson will serve on the Audit Committee along with Mr. Asensio and Mr. Mark Howells.

“The Company would like to recognize Mr. Phil Giltner for his exemplary service to both the Board of Directors and the Audit Committee. Phil was highly respected by his fellow Directors for his many and significant contributions to our Board.  We thank Phil for his service and wish him well,” commented Eric J. Kufel, President and Chief Executive Officer.

About The Inventure Group, Inc.

With facilities in Indiana and Arizona, The Inventure Group is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about The Inventure Group or this release, please contact Eric Kufel, Chief Executive Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.